EXHIBIT 99.2

For Immediate Release October28, 2005	Final Contact: Dan Kelly (919) 774-6700

ROBERT F. BERNSTOCK AND EDWIN J. HOLMAN

APPOINTED TO THE PANTRY, INC. BOARD OF DIRECTORS

Sanford, North Carolina, October 28, 2005—The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced that its Board of Directors has appointed Robert F. Bernstock and Edwin J. Holman to serve as Directors of the Company. Their appointments bring the board’s total membership to 10.

Mr. Bernstock, 54, is President and Chief Operating Officer of Scotts Miracle-Gro, a $2.3 billion company and the leading global marketer of lawn and garden care products. Previously, Mr. Bernstock was Senior Vice President and General Manager of The Dial Corporation. Earlier in his career, he was a senior executive with Campbell Soup Co. for 12 years; he then led the spin-off from Campbell of Vlasic Foods International, and was President, CEO and a director of Vlasic for three years. He also has held senior executive and marketing positions with two software companies and a satellite communications company over the course of his career.

Mr. Bernstock is a director of Verticalnet, SecureSheet and BioVid, as well as a director and member of the executive committee of the Columbus (OH) Chamber of Commerce. He graduated from Hamilton College in 1972 and received his M.B.A. degree from Harvard Business School in 1974.

Mr. Holman, 59, is Chairman and CEO of Macy’s Central, a $2.1 billion division of Federated Department Stores that operates 71 department stores in the midwestern and southern United States. Previously, he was Chairman and CEO of Galyans Trading Company, a public company operating large-scale sporting goods and outdoor stores. Earlier in his career, Mr. Holman held senior executive positions with the Boomingdales and Richs/Lazarus/Goldsmiths divisions of Federated Department Stores; Petrie Retail Inc., a specialty apparel retailer; Woodward & Lothrop; Carter Hawley Hale Stores; and Neiman Marcus. He also was with Macy’s Midwest division, in a variety of positions, for 10 years at the beginning of his career.

Mr. Holman received a B.S. in Business Administration in 1976 and an M.B.A. degree in 1980, both from Rockhurst University.

President and Chief Executive Officer Peter J. Sodini said, “We are pleased to welcome Bob and Ed to The Pantry’s Board of Directors. They bring with them a wide range of experience in the retail and consumer products sectors, and both have served as senior executives and directors of other public companies. I am certain that they will provide valuable input as we continue to pursue our long-term growth strategies.”

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with net sales for fiscal 2005 of approximately $4.4 billion. As of September 29, 2005, the Company operated 1,400 stores in eleven states under a number of banners including Kangaroo Express(SM), Cowboys(SM), and Golden Gallon(R). The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

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